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           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Columbia Contrarian Income Fund Class A, B and C Shares Prospectus and the Class Z Shares Prospectus and in the Columbia Corporate Bond Fund (formerly, Liberty Corporate Bond Fund) Class A, B and C Shares Prospectus and the Class Z Shares Prospectus, which prospectuses are incorporated by reference in the Combined Prospectus/Proxy Statement in the Registration Statement on Form N-14 of Columbia Funds Trust III (formerly, Liberty Funds Trust III).

We also consent to the reference to our firm under the caption "Appendix F -- Financial Highlights for Columbia Quality Plus Bond Fund" (the "Quality Fund") in such Combined Prospectus/Proxy Statement and under the caption "Independent Registered Public Accounting Firm of the Funds" in the combined Statement of Additional Information of the Quality Fund, one of the series comprising Columbia Funds Trust III, and to the incorporation by reference in the Statement of Additional Information for the Quality Fund of our report dated June 10, 2003 on the Quality Fund (formerly, Liberty Quality Plus Bond Fund) included in the Annual Report to Shareholders for the fiscal year ended April 30, 2003 included in the Statement of Additional Information relating to the Combined Prospectus/Proxy Statement.


                                           /s/ Ernst & Young LLP
                                           ERNST & YOUNG LLP


Boston, Massachusetts
November 23, 2004